Exhibit 99.1

FOR IMMEDIATE RELEASE

THL Credit Announces Co-CEO Promotions in a Management Transition beginning July 31st

BOSTON, June 26, 2014 — THL Credit, Inc. (Nasdaq: TCRD or “TCRD”) and THL Credit Advisors LLC (collectively, “THL Credit”) today announced the promotions of Christopher J. Flynn and Sam W. Tillinghast to Co-Chief Executive Officers and Co-Chief Investment Officers of both TCRD and its external manager, THL Credit Advisors LLC. In that capacity, they will be succeeding James K. Hunt, who will continue as Chairman of the Board of TCRD and a member of the board of directors of THL Credit Advisors LLC, and will serve as Executive Chairman of THL Credit Advisors LLC. This transition will be effective July 31, 2014.

In announcing this transition, James K. Hunt, the current Chief Executive Officer and Chief Investment Officer of THL Credit, added, “This textbook succession, by compelling internal executives, will occur over a comfortable period of time to maintain close continuity with shareholders, borrowers, lenders and our investment origination sources.” Mr. Hunt added, “Hunter Stropp in Los Angeles will be President of THL Credit. Terry Olson, COO and CFO, Stephanie Sullivan, Chief Legal Officer and General Counsel, and Brian Good and Jim Fellows, Co-Heads of THL Credit’s Tradable Credit platform, will all continue in their leadership roles.”

THL Credit’s predecessor entities were founded over seven years ago by the management team in partnership with the partners of Thomas H. Lee Partners, LP, or THL Partners. Tom Hagerty, a Managing Director at THL Partners and a member of the board of directors of THL Credit Advisors LLC, added, “We are extraordinarily proud of the achievements of THL Credit and Jim Hunt’s role as founding CEO. I look forward to Jim’s continuing role in support of this strong team. I am confident in continued success with Chris’ and Sam’s leadership.”

About THL Credit, Inc.

THL Credit, Inc. (“TCRD”) is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company (BDC) under the Investment Company Act of 1940. TCRD’s investment objective is to generate both current income and capital appreciation, primarily through investments in privately negotiated debt and equity securities of middle market companies.

TCRD is headquartered in Boston, with additional investment teams in Los Angeles, New York, Houston and Chicago. TCRD is a direct lender that invests in subordinated, or mezzanine, debt and second lien secured debt, which may include an associated equity component such as warrants, preferred stock or other similar securities. TCRD also selectively invests in first lien senior secured loans that generally have structures with higher interest rates, which include unitranche investments. In certain instances, TCRD will also make direct equity investments and may also selectively invest in more liquid broadly syndicated loans as well as residual interests, or equity, of collateralized loan obligations from time to time. TCRD targets investments in middle market companies with annual revenues of between $25 million and $500 million that require capital for growth and acquisitions. TCRD’s investment activities are managed by THL Credit Advisors LLC, an investment adviser registered under the Investment Advisers Act of 1940.

About THL Credit Advisors LLC

THL Credit Advisors LLC (“THL Credit Advisors”) is an investment manager for both direct lending and broadly syndicated high yielding investments through public and private vehicles, collateralized loan obligations, separately managed accounts and co-mingled funds. THL Credit Advisors maintains a variety of advisory or sub-advisory relationships across its investment platform, including THL Credit, Inc. (Nasdaq: TCRD), a publicly traded business development company, and THL Credit Senior Loan Fund (NYSE: TSLF), a non-diversified, closed-end fund.

Investor Contact:

THL Credit, Inc.

Terrence W. Olson

COO & CFO

800-450-4424

Media Contact:

Sard Verbinnen & Co

Matt Benson

212-687-8080

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